SARASOTA, FL, August 28, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced today that Michael Connaway will be joining the Company as Chief Financial Officer and Jeremy Evans, Helios’ Corporate Controller, will be promoted to the expanded role of Chief Accounting Officer. Mr. Connaway will assume the role when he joins the Company in October with the specific date to be determined. Effective with the appointment of Mr. Connaway, Sean Bagan, President, Chief Executive Officer, and Chief Financial Officer will relinquish his role as CFO. Mr. Evans’ expanded responsibilities will be effective September 1, 2025.

“As we focus on building a world-class leadership team, I am pleased to announce these executive leadership appointments, which underscore Helios' ability to attract top-tier talent while also recognizing the exceptional contributions of our existing team,” said Sean Bagan, President, CEO, and CFO of Helios. “Michael brings more than two decades of financial and operational expertise, including public company CFO experience, which will be instrumental as we execute our long-term strategy. Jeremy has already made a significant impact since joining Helios in 2024, following a 25-year career at a Fortune 100 company based in Florida. His promotion reflects both his accomplishments and our confidence in his leadership. Together, they will strengthen our financial foundation and help drive sustainable growth and value creation for all stakeholders.”

Since May 2024, Mr. Connaway has served as CFO for Aviat Networks, Inc. (NASDAQ: AVNW), a provider of wireless transport and access solutions. His career spans 23 years with leading global companies, having started out with General Electric (“GE”). He spent 16 years at GE with his final role as Head of Global Financial Planning & Analysis for its Industrial Solutions business, which was acquired by ABB in 2018. Mr. Connaway spent 16 months as the CFO for ABB’s $2.6 billion Industrial Solutions business. After ABB, Mr. Connaway joined Honeywell where he spent over three years in divisional and segment CFO capacities, culminating as CFO of Honeywell's Energy & Sustainability Solutions segment, a $7 billion global technology, manufacturing, and services leader. Mr. Connaway holds a Bachelor of Science degree in Finance from Boston College.

“I'm excited to join Helios and collaborate with Sean, the leadership team, and the global team to provide strategic financial planning while improving operational productivity through process evaluation and automation that sets Helios apart from competitors. My goal is to draw from my past experiences at leading industrial technology companies to enhance Helios’ strong market positions resulting in profitable sales growth through disciplined cost management and consistently adding value for our shareholders,” commented Mr. Connaway.

Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Fortifies Finance and Accounting Leadership Team

•
Michael Connaway to join as Chief Financial Officer in October 2025
•
Jeremy Evans promoted to Chief Accounting Officer effective September 1, 2025

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Mr. Evans joined the Company on January 24, 2024, and since that time has driven process improvement, streamlined financial reporting, and navigated complex accounting topics, all while maintaining timely and accurate financial records and a robust internal control environment. Prior to joining Helios, Mr. Evans accumulated 25 years of progressive operational and financial management leadership experience with Tech Data, now TD SYNNEX Corporation (NYSE: SNX) serving as Vice President, Accounting Transformation immediately prior to joining Helios. He earned his Bachelor of Arts degree with a double major in Math and Spanish from Eckerd College, received a Master of Business Administration from the University of Sarasota, and received a Certified Public Accountant (CPA) license from the state of Florida.

"I am extremely grateful for the opportunity to work alongside Sean, Michael and the other accomplished leaders within Helios to continue shaping the future of the Company. Since joining Helios, I’ve seen firsthand the capabilities that our teams have to develop innovative products and create solutions for our customers. Those capabilities, along with solid financial discipline, have positioned us well to drive profitable growth over the long-term. I am excited to be part of that growth and to lead an accounting organization filled with talented professionals,” commented Mr. Evans.

Helios Technologies Fortifies Finance and Accounting Leadership Team

August 28, 2025	Page 2 of 3

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

Forward Looking Information

Statements in this press release may constitute ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements in the various quotations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include the ability to successfully implement its strategy, including the Company’s profit recovery and growth plan; successfully transition its leadership; and those other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2024, and subsequent filings with the Securities and Exchange Commission. The Company assumes no responsibility to update forward-looking statements made herein or otherwise, and such statements are made on the basis of views and assumptions regarding future events as of the time such statements are made.

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Fortifies Finance and Accounting Leadership Team

August 28, 2025	Page 3 of 3

Investor and Media contacts:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors IR
(716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200